EXHIBIT 12.1
Kansas City Southern
Computation of Ratio of Earnings to Fixed Charges
Dollars in millions

								Nine Months Ended
	Years Ended December 31,							September 30,
	2007	2006	2005		2004	2003		2008	2007
								(unaudited)
Earnings:
Pretax income (loss) from continuing operations, excluding equity in earnings of unconsolidated affiliates	$209.9	$147.3	$73.1	(i)	$52.5	$(10.5)		$198.4	$132.8
Interest expense on indebtedness	156.7	167.2	133.5		44.4	46.4		102.7	118.3
Portion of rents representative of an appropriate interest factor	43.1	45.6	34.3		19.2	19.1		34.6	33.4
Distributed income of equity investments	4.0	4.5	8.3		8.8	—		14.3	—

Pretax income as adjusted	$413.7	$364.6	$249.2		$124.9	$55.0		$350.0	$284.5

Fixed Charges:
Interest expense on indebtedness	$156.7	$167.2	$133.5		$44.4	$46.4		$102.7	$118.3
Capitalized interest	—	—	—		—	—		—	—
Portion of rents representative of an appropriate interest factor	43.1	45.6	34.3		19.2	19.1		34.6	33.4

Fixed charges before preference dividends	199.8	212.8	167.8		63.6	65.5		137.3	151.7
Preference security dividend as defined by Item 503(d)(B) of Regulation S-K	28.4	27.6	15.4		14.2	7.7		18.1	21.1

Total fixed charges	$228.2	$240.4	$183.2		$77.8	$73.2		$155.4	$172.8

Ratio of earnings to fixed charges and preference dividends	1.8	1.5	1.4		1.6	0.8	(ii)	2.3	1.6

Ratio of earnings to fixed charges	2.1	1.7	1.5		2.0	0.8	(iii)	2.5	1.9

Note:	Excludes amortization expense on debt discount due to immateriality.

(i)	Income from continuing operations for the year ended December 31, 2005, reflects the acquisition of Grupo KCSM effective April 1, 2005, and Mexrail effective January 1, 2005. The acquisitions were accounted for as purchases and are included in the consolidated results of operations for periods following the respective acquisition dates.

(ii)	For the year ended December 31, 2003, the ratio of earnings to combined fixed charges and preference dividends was less than 1:1. This ratio would have been 1:1 if a deficiency of $18.2 million was eliminated.

(iii)	For the year ended December 31, 2003, the ratio of earnings to fixed charges was less than 1:1. This ratio would have been 1:1 if a deficiency of $10.5 million was eliminated.